UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 16, 2010

DARA BioSciences, Inc.

(Exact name of registrant as specified in charter)

Delaware	0-19410	04-3216862
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification Number)

8601 Six Forks Road, Suite 160, Raleigh, North Carolina 27609

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: 919-872-5578

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 16, 2010, DARA BioSciences, Inc. (the "Company") received a notification letter from the Listing Qualifications Staff of The NASDAQ Stock Market LLC ("NASDAQ") stating that the Company had not regained compliance with the $1.00 bid price requirement, as set forth in Listing Rule 5550(a)(2). The letter stated that unless the Company requests an appeal before a NASDAQ Listing Qualifications Panel (the "Panel"), the Company's securities will be delisted from The NASDAQ Capital Market on March 25, 2010. The Company plans to request an appeal before the Panel and is currently evaluating alternatives to resolve this listing deficiency. Pursuant to Listing Rule 5815(c), the Panel has the authority to grant the Company up to an additional 180 days from the date of the Staff's letter dated March 16, 2010 (i.e., through September 13, 2010) to implement its plan and evidence compliance with the minimum bid price requirement. There are no assurances that the Panel will grant the Company's request for continued listing, and if it does not, the Company's common stock will be delisted from The NASDAQ Capital Market.

As previously reported, on September 15, 2009, the Company received a notification letter from NASDAQ indicating that, for the last 30 consecutive business days, the bid price for the Company's common stock had closed below the minimum $1.00 bid price requirement. NASDAQ informed the Company that it would be provided 180 calendar days, or until March 15, 2010, to regain compliance with this requirement.

Item 8.01. Other Events.

On March 19, 2009, the Company issued a press release announcing receipt of the NASDAQ delisting notice. A copy of the press release is attached hereto as Exhibit 99 to this report.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The exhibits required to be filed as a part of this report are listed in the Exhibit Index attached hereto and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DARA BioSciences, Inc.

Dated: March 19, 2010 By: /s/ Richard A. Franco, Sr., R.Ph.

Name: Richard A. Franco, Sr., R.Ph.

Title: President

EXHIBIT INDEX

Exhibit No. Exhibit Description

99 Press Release Issued by DARA BioSciences Inc. on March 19, 2010